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                                                                    EXHIBIT 10.7

                           BEVERLY ENTERPRISES, INC.
                       EXECUTIVE LIFE INSURANCE PLAN AND
                            SUMMARY PLAN DESCRIPTION

          (As Amended and Restated Effective as of December 31, 1993)

1.       PURPOSE

         The Purpose of the Executive Life Insurance Plan is to secure and retain key personnel who will be responsible for the future growth and success of the company.

2.       DEFINITION

         Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the meanings set forth in this section 2.

         a. "Plan" shall mean the Beverly Enterprises, Inc. Executive Life Insurance Plan as set forth herein and in the insurance policies issued hereunder and by this reference incorporated herein, as the same may be amended from time to time.

         b. "Company" shall mean Beverly Enterprises, Inc. and its participating subsidiaries.

         c. "Board of Directors" shall mean the Board of Directors of Beverly Enterprises, Inc.

         d. "Committee" shall mean the Committee appointed by the Board of Directors to administer the Plan. The duties of the Committee will be assigned to the Compensation Committee of the Board. The Committee shall be a named fiduciary and Plan Administrator hereunder and, to the extent not delegated to the insurance company, have complete discretion and authority to interpret the Plan and decide all questions of eligibility and benefits.

         e. "Employee" means those persons who are employees of the Company under the definitional provisions of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

3.       THE PLAN

         It is the current intent of the Company to provide qualified participating individuals with renewable individual term life insurance during their employment by the Company, if available at preferred, standard, or smoker rates from the carrier then being used to provide such policies. It is also the current intent of the Company to continue to pay the premium for such insurance for the individual, to the extent he is vested herein, after retirement or termination. Such a continuance of the insurance in its full amount after retirement is conditioned on the individual being fully vested and over age
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         59 at the time of his retirement from the Company.  The Plan is a non-qualified employee welfare benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

4.       BENEFITS

         The amount of insurance benefits shall be set from time to time, and may be changed at any time, at the sole discretion of the Company. Benefits hereunder are payable solely from the proceeds of insurance policies purchased hereunder, and neither the Company, Board of Directors, nor Committee shall be liable or responsible for any such benefits. Rather, a participant or his beneficiary may look solely to the insurance policy(ies) purchased on behalf of the participant for benefits under this Plan. In the event of any conflict between the terms of this document and the actual insurance policy(ies), the insurance policy(ies) shall govern.

5.       ADMINISTRATION OF THE PLAN

         The Plan shall be administered by the Compensation Committee which shall consist of two or more members of the Board of Directors. The Committee shall have complete authority in its discretion to determine the individuals to whom life insurance coverage under the Plan shall be granted as well as the amount of each policy, and to increase or decrease such amounts from time to time as the Committee in it sole discretion deems appropriate. In making such determinations, the Committee may take into account the nature of the services rendered by the respective Employees, their present and potential contributions to the Company's success, and such other factors as the Committee in its discretion shall deem relevant. For purposes of processing and paying all benefit claims hereunder and with respect to the provision of full and fair review of claim denials, the insurance company issuing the policies under the Plan shall also be a named fiduciary with authority and discretion to decide all benefit rights under such policies.

6.       ELIGIBILITY

         All Plan grants shall be subject to the following provisions:

         a. Only Company Employees appointed by the Board of Directors shall be eligible.

         b. The Employee must be willing to submit to a physical examination in accordance with requirements of the insurance company issuing the policies.

         c. The Employee must be insurable at normal rates (as determined by the Company in its sole discretion) according to the Health Requirements of the insurance company.



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7.       VESTING

         a. Except as provided below, an Employee shall begin to vest in his benefits hereunder only after he has both attained age 50 and completed at least 10 years of service with the Company. Thereafter, the Employee shall vest at the rate of 10% per year of service, such that he will be 100% vested only after both completing at least 20 years of service and attaining age
                 59. For example, an Employee covered by a $100,000 policy who leaves the Company at age 55, after having worked for the Company since age 35, would be 60% vested and have a retiree policy of $60,000. Employees vest only for whole years of service with the Company completed at the time of their retirement or termination. No partial years shall be counted.

         b. Notwithstanding the above, Employees shall retain their vested percentage earned as of December 31, 1993 under the terms of the Plan in effect immediately prior to this amendment and restatement. Employees who have attained age 50 but not completed at least 10 years of service as of December 31, 1993 shall have their vested percentage hereunder frozen as of December 31, 1993 until they are entitled to further vesting under the terms of paragraph (a) above. In addition, Employees who have both attained age 50 and completed at least 10 years of service as of December 31, 1993, but who are vested in a larger percentage under the prior terms of the Plan than they would be under these amended and restated terms, shall also have their vested percentage frozen as of December 31, 1993 until they would be entitled to a larger vested benefit under the provisions of paragraph (a) above.

         c. Notwithstanding anything to the contrary herein, the provisions of paragraph (a) and (b) of this Section 7 (other than the last two sentences of paragraph (a)) shall not apply to those Employees who as of December 31, 1993 hold the title of Executive Vice President or above. Instead, such Employees will continue to vest at the rate of 10% per year of service starting at age 50 and will be 100% vested at age 59. For example, an Executive Vice President covered by a $300,000 policy who leaves the Company at age 54, after having worked for the Company since age 49, would be 50% vested and have a retiree policy of $150,000. An Executive Vice President who joined the Company after age 50 and who later became a participant herein will be vested at 10% per year of his employment, not limited to being vested at 10% per year of his participation in the Plan. For example, a person joins the Company in 1984 at age 50 and is granted participation in the Plan in 1992. The Employee (assuming he qualifies as an Executive Vice President on or before December 31, 1993) is 90% vested upon being granted participation in the Plan and will be fully vested in 1993 on reaching age 59.





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8.       GENERAL PROVISIONS

         a. Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Employee any right to continue in the employ of the Company or shall affect the right of the Company to terminate the employment of an Employee with or without cause.

         b. The Board of Directors or Committee may terminate, suspend or amend the Plan at any time and in any manner.

         c. The Plan became effective in November 1979, and was amended and restated effective as of December 31, 1993.

         d. The Company may withhold from the participant's wages or salary the appropriate amount of taxes for the value of coverage provided or premiums paid each year hereunder.

9.       BENEFICIARY DESIGNATION

         Except as otherwise required by community property laws, divorce decrees or property settlement agreements, participants may name anyone they wish (including concurrently and/or consecutively) as beneficiaries of their insurance benefits hereunder by filing a written designation with the appropriate insurance company on a form prescribed or approved by such insurance company. Such designations may be changed at any time by executing and filing a new beneficiary designation form hereunder.

10.      ASSIGNMENT AND ALIENATION

         To the fullest extent permitted by law, benefits under the Plan cannot be involuntarily assigned, alienated, sold, pledged, encumbered, or anticipated. Similarly, Plan benefits are not subject to claims of creditors, attachment, garnishment, or other legal or equitable process.

11.      INSURANCE PROVISIONS

         This Plan generally offers term life insurance benefits only, and does not promise or guarantee any permanent insurance or cash value. The Plan itself is not an insurance policy, although one or more insurance policies will be purchased to fund benefits hereunder. Except to the extent required by such insurance policies, this Plan shall not be subject to any state insurance laws or regulations.

12.      PARTICIPANT RIGHTS

         As a participant in the Plan, you have certain rights under the Employee Retirement Income Security Act of 1974 (ERISA).

         This document constitutes both the Plan instrument (together with the actual insurance policies) and the "Summary Plan Description" which explains the provisions of the Plan.





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         You may examine, without charge, at the Plan Administrator's Office and other locations, all relevant Plan documents, insurance contracts, and items which have been filed with the Department of Labor.

         You may request copies of the above items by writing to the Plan Administrator. A reasonable charge can be made for such copies.

         You have the right to receive a written explanation of why any claim for a benefit is denied in whole or in part and to have such claim reviewed.

         "Fiduciaries", the people responsible for the Plan's operation, must act prudently and solely in your best interest as a Plan participant.

         No one, including your employer, may take action or otherwise discriminate against you solely for the purpose of preventing you from obtaining a benefit or from exercising your rights under ERISA.

         A Plan participant may file suit in a Federal court for cause, such as failure of the Plan Administrator to provide any of the information described above, or breach of fiduciary responsibility by the Plan Administrator. Any person being sued has the right to countersue for cause. The court may required the unsuccessful party in any such suits to pay all legal costs.

         If you have any questions regarding your rights, you should contact your Plan Administrator. You may also contact an area office of the U.S. Labor Management Services Administration, Department of Labor.

13.      FILING A CLAIM

         Upon your death, if your named beneficiary is otherwise eligible, he or she may request to begin receiving benefits under the Plan by completing the appropriate claims form and returning them to the applicable insurance company.

14.      CLAIM REVIEW PROCEDURE

         If an application for Plan benefits is denied in whole or in part, the claimant will be notified in writing 90 days after receipt of his or her claim. In some instances, the Company or insurance company may require an additional 90 days to process the claim. When additional time is needed, the claimant will be notified of the special circumstances requiring the extension. The extension may not exceed a total of 180 days from the date the claim was originally filed.

         If additional information is necessary to process the claim, the claimant will be notified of the items needed in order to resubmit the claim.





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         Any notice of denial of the claim for benefits will include the specific reasons for denial and references to the relevant Plan provisions and/or insurance policy provisions on which the denial was based.

         Within 60 days after receiving a denial, the claimant or his or her authorized representative may appeal the decision by (1) requesting a review by writing the insurance company, (2) reviewing pertinent Plan documents and (3) submitting issues and comments in writing.

         A decision on appeal will normally be given within 60 days of the receipt of the appeals request. If special circumstances warrant an extension, then the decision will be made no later than 120 days after receipt of the appeal.





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                                 PLAN DIRECTORY

Listed below is other pertinent information concerning the Plan:
Sponsor for ERISA purposes: Beverly Enterprises, Inc. - 1200 South Waldron Road, Suite 155, Ft. Smith, Arkansas 72903 - TEL. (800) 666-9996.

Plan Administrator: The Beverly Enterprises, Inc. Executive Life Insurance Plan Administration Committee, c/o Human Resources Dept., Beverly Enterprises, Inc., 1200 South Waldron Road, Suite 155, Ft. Smith, Arkansas 72903; TEL. (800) 666-9996. The Plan Administrator is the named fiduciary of the Plan under ERISA for all purposes except claims processing, payment, denial and appeal, in which case the named fiduciary is the insurance company issuing the policy in question.

The Plan Administrator may designate individuals or committees to serve as its agent in discharging all or any part of its function as Plan Administrator. Further, the Plan Administrator may appoint another person or entity to serve as third party administrator to process claims or to discharge such other functions as the Plan Administrator may determine.

Agent for Service of Legal Process: Senior Director, Benefits, Compensation, and Corporate Personnel, Beverly Enterprises, Inc., - 1200 South Waldron, Suite 155, Ft. Smith, Arkansas 72903 - TEL. (800) 666-9996.

Sponsor Identification Number:       95-3744256

Plan Fiscal Year:                    January 1 to December 31

Plan Number:                         507

Participating employers:             A complete list of participating employers
                                     is available upon written request to the Plan Administrator and is available for examination.

DA932220.116





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